UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 20, 2019

FABRINET

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	98-1228572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Ordinary Shares, $0.01 par value	FN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 20, 2019, Fabrinet Co., Ltd., a private limited company incorporated and existing under the laws of Thailand (the “Borrower”), and Bank of Ayudhya Public Company Limited (the “Bank”) entered into a Credit Facility Agreement (the “Facility Agreement”). The Borrower is a wholly-owned subsidiary of Fabrinet (the “Company”). The Facility Agreement provides for a facility of 110,000,000 Thai Baht and $160,937,500 which may be used for, among other things, an overdraft facility, short term loans against promissory notes, a letter of guarantee facility, a term loan facility and foreign exchange facilities. The Bank may approve any request for extension of credit under the Facility Agreement and may increase or decrease any facility amount in its sole discretion. The Borrower’s obligations under the facility were guaranteed by the Company and are secured by real property owned by the Borrower in Thailand.

On August 20, 2019, the Borrower and the Bank entered into an agreement (the “Term Loan Agreement”) pursuant to which the Borrower borrowed on September 3, 2019 a term loan in the original principal amount of $60,937,500 under the Facility Agreement (the “Term Loan”). The proceeds of the Term Loan, together with cash on hand, were used to repay outstanding obligations under that certain Credit Agreement, dated as of May 22, 2014, among the Company, the designated borrowers party thereto, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended. The Term Loan accrues interest at 3-month LIBOR plus 1.35% and is repayable in quarterly installments of $3,046,875, commencing on September 30, 2019. The Term Loan matures on June 30, 2024. The Borrower may prepay the Term Loan in whole or in part at any time without premium or penalty. Any portion of the Term Loan repaid or prepaid may not be reborrowed.

The Term Loan is guaranteed by the Company and secured by real property owned by the Borrower in Thailand. While the Term Loan is outstanding, the Borrower is required to maintain a loan to value of the mortgaged real property ratio of not greater than 65%. If the loan to value ratio is not maintained, the Borrower will be required to provide additional security or prepay a portion of the Term Loan in order to restore the required ratio. Under the terms of the guarantee, the Company is required to maintain a debt service coverage ratio of at least 1.25 times and a debt to equity ratio less than or equal to 1.0 times. Further, in the case of any payment of a dividend by the Company, its debt service coverage ratio must be at least 1.50 times.

The Term Loan Agreement contains affirmative and negative covenants applicable to the Borrower, including delivery of financial statements and other information, compliance with laws maintenance of insurance, restrictions on granting security interests or liens on its assets, disposing of its assets, incurring indebtedness and making acquisitions. The events of default in the Term Loan Agreement include failure to pay amounts due under the Term Loan Agreement or the related finance documents when due, failure to comply with the covenants under the Term Loan Agreement or the related finance documents, cross default with other indebtedness of the Borrower, events of bankruptcy or insolvency in respect of the Borrower, and the occurrence of any event or series of events that in the opinion of the Bank has or is reasonably likely to have a material adverse effect.

The foregoing description is qualified in its entirety by reference to the Facility Agreement and Term Loan Agreement, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01	Termination of a Material Definitive Agreement.

On September 10, 2019, the Company repaid in full the loans outstanding under, and terminated, that certain Credit Agreement, dated as of May 22, 2014, among the Company, the designated borrowers party thereto, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended (the “Credit Agreement”). Early termination of the Credit Agreement did not trigger any early termination fees and required repayment of approximately $61.0 million in respect of principal, accrued interest and other fees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Facility Agreement, dated as of August 20, 2019, by and between Fabrinet Co., Ltd. and Bank of Ayudhya Public Company Limited

10.2	Term Loan Agreement, dated as of August 20, 2019, by and between Fabrinet Co., Ltd. and Bank of Ayudhya Public Company Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2019

FABRINET

By:	/s/ Toh-Seng Ng
Toh-Seng Ng
Executive Vice President, Chief Financial Officer